EXHIBIT 10.5

The Washington Post Company

October 1, 2013
Ms. Katharine Weymouth
c/o Dane Butswinkas
Williams & Connolly LLP
725 Twelfth Street, NW
Washington, DC 20005

Dear Katharine:

As you are aware, The Washington Post Company, a Delaware corporation (“Parent”), has entered into a Letter of Intent with Nash Holdings LLC, a Delaware limited liability company (the “Purchaser”) and, solely to the extent set forth in the Letter of Intent, Explore Holdings LLC, dated August 5, 2013 (the “Letter of Intent”) pursuant to which Parent will sell all of the outstanding equity interests of WP Company LLC, a Delaware limited liability company (the “Company”), and certain other subsidiaries of Parent to the Purchaser, subject to the terms and conditions set forth therein and in a definitive securities purchase agreement to be subsequently entered into (such agreement, the “Purchase Agreement”, and the contemplated transaction, the “Transaction”). The Transaction will result in the Company becoming wholly owned by the Purchaser upon the consummation of the Transaction (the “Closing”).
We greatly appreciate the contributions that you have made to the Company so far and recognize the continuing importance of your work to the success of the Company. Accordingly, in recognition of your extraordinary efforts to date and to encourage your continued dedication to the Company, Parent agrees and undertakes as follows.
1.Effectiveness. This letter agreement will become effective upon its execution by both parties; provided, however, that this letter agreement will be null and void ab initio and of no further force or effect if the Closing does not occur, or if the Letter of Intent is terminated prior to entry into the Purchase Agreement, or the Purchase Agreement is terminated prior to the Closing. In addition, as a condition to your receipt of any compensation or benefits under this letter agreement, you must (i) remain employed with the Company at least through the Closing, and (ii) transfer to the employment of the Company, the Purchaser or one of their respective subsidiaries (collectively, the “Purchaser Entities”) effective as of the Closing.
2.    Compensation and Benefits Through the Closing. During your employment with the Company from and after the date hereof and until the Closing, your compensation and benefits for your services with the Company will continue at current levels in the ordinary course of business.
3.    The Letter of Intent. The Letter of Intent contains assurances and the Purchase Agreement will contain assurances, in each case related to the payment of your annual bonus for 2013, your qualified pension plan and the defined benefit component of your supplemental executive retirement plan, as follows:

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(a)    2013 Annual Bonus.
i.        Subject to Paragraph 3(a)(ii), following the Closing, you will continue to participate in the Company’s 2013 Executive Incentive Compensation Plan (the “2013 EICP”). You will be eligible to receive your full bonus under the terms of the 2013 EICP based on actual performance of the Company during the complete 2013 year, determined in accordance with the 2013 EICP (your “2013 EICP Bonus”). The 2013 EICP will not be amended or modified following the Closing in a manner that is adverse to you, and it will be administered without the exercise of any negative discretion in respect of your 2013 EICP Bonus. The Company will make your 2013 EICP Bonus payment to you in one lump sum in cash no later than March 15, 2014, provided that you continue to be employed by the Company or a Purchaser Entity through December 31, 2013.
ii.        If, after the Closing and prior to the payment date of the 2013 EICP Bonus, your employment is terminated by the Purchaser Entities without cause, as determined by Purchaser in its reasonable discretion (for purposes of clarity, such standard for “cause” is pursuant to the Letter of Intent and the Purchase Agreement), or due to your death or disability, then your 2013 EICP Bonus will be paid to you (or, if applicable, to your estate) in one lump sum on the date that it otherwise would have been paid if you had remained employed through December 31, 2013.
(b)    Purchaser Pension Plan; SERP. Effective as of the Closing, the Purchaser shall assume or cause its “Purchaser Pension Plan” (as defined in the Letter of Intent) to assume all liabilities owed to you as of the Closing under the “Post Pension Plan” (as defined in the Letter of Intent). Effective as of the Closing, the Company also shall assume all obligations of Parent to you under the defined benefit component of Parent’s Supplemental Executive Retirement Plan (the “DB SERP”). Upon your retirement from all of the Purchaser Entities following the Closing, your benefits under the Purchaser Pension Plan and the DB SERP will be paid by the Company or one of the Purchaser Entities in accordance with the terms of the Purchaser Pension Plan and the DB SERP, respectively. For a period of at least one year following the Closing, the Company or another Purchaser Entity will continue to provide you with additional qualified pension benefits under the Purchaser Pension Plan and additional supplemental defined benefit pension benefits, in each case at the levels in effect under the Post Pension Plan and the DB SERP, respectively, at the Closing, subject to your continuing employment with the Company or another Purchaser Entity during such period.
4.    Performance Units.
(a)    2011-14 Performance Units. Parent will ensure that all Performance Units granted to you under the 2011-14 Award Cycle under the Company’s Performance Unit Plan (the “2011-14 Performance Units”) will be paid to you in cash within 30 days after the Closing. The amount you will receive for your 2011-14 Performance Units will be $75.00 per Unit. The payment described in this Paragraph 4 will constitute full satisfaction of any rights you may have under the Company’s Performance Unit Plan.
(b)    2013-16 Performance Units. All Performance Units granted to you under the 2013-16 Award Cycle under the Company’s Performance Unit Plan will be forfeited as of the Closing without payment to you.
5.    2012-14 Incentive Bonus Plan. Parent will pay you $900,000 in cash within 30 days after the Closing in respect of your bonus under the Company’s 2012-14 Three Year Incentive Plan for Company Senior Executives (the “2012-14 Incentive Plan”). The payment described in this Paragraph 5 will constitute full satisfaction of any rights you may have under the 2012-14 Incentive Plan.

6.    Equity.
(a) General. You have been granted restricted shares of Parent’s Class B common stock, either pursuant to Parent’s 2012 Incentive Compensation Plan or Parent’s Incentive Compensation Plan, as amended and restated May 13, 2010 (your “Restricted Shares”). In addition, you have been granted stock options to purchase shares of Parent’s Class B common stock (your “Stock Options”) pursuant to Parent’s Stock Option Plan, as amended and restated May 31, 2003 (the “Stock Option Plan”). Parent will ensure that your Restricted Shares and your Stock Options will become vested at the Closing to the extent set forth on Schedule A to this letter agreement. Except as set forth in Paragraph 6(b) below, you agree that your remaining unvested Restricted Shares and Stock Options (i.e., those that are not previously vested and will not have vested at the Closing pursuant to the immediately preceding sentence) will be forfeited at the Closing. Pursuant to the terms of the Stock Option Plan, all vested Stock Options (including Stock Options previously vested and those becoming vested at the Closing) must be exercised within three months after the Closing.

(b) Special Restricted Stock Grant. In connection with the Closing Parent will ensure that the grant of Restricted Shares that was made to you on June 15, 2012 (the “Special Award”) will be treated as follows: (i) 10,000 Restricted Shares will become vested immediately following the Closing; (ii) 5,000 Restricted Shares (the “Board Shares”) will become vested on each of the first three anniversaries of the Closing, provided that you are a member of Parent’s board of directors on each applicable vesting date, and (iii) all remaining Restricted Shares granted under the Special Award that are not addressed by the foregoing clause (i) or (ii) will be forfeited upon the Closing. For the avoidance of doubt, in no event will any other vesting terms that were previously applicable to such Restricted Shares remain applicable following the Closing.

7.    Covenants. You hereby agree that you will use your reasonable best efforts to perform faithfully and efficiently your duties and responsibilities to the Company and, prior to the Closing, assist Parent and the Company in consummating the Transaction.
8.    Confidentiality. You hereby agree that you will keep the terms of this letter agreement confidential, and will not, except as required by law or compulsory process, as reasonably required to enforce your rights hereunder or to defend yourself against claims against you arising hereunder, or to the extent this letter agreement is publicly disclosed by Parent, disclose such terms to any person other than your immediate family or legal or financial advisers (who also must keep the terms of this letter agreement confidential to the same extent). Notwithstanding anything that may be construed to the contrary herein, you hereby agree that you will keep all information regarding the Transaction confidential, except as required or permitted by the by the Chief Executive Officer of Parent, as required by law or compulsory process, as reasonably required to enforce your rights hereunder or to defend yourself against claims against you arising hereunder, or to the extent such information is publicly disclosed by Parent. You hereby agree that your obligations pursuant to this Paragraph 8 will survive the expiration or termination of this letter agreement, the Letter of Intent and the Purchase Agreement.
9.    Withholding. Parent may deduct and withhold from any amount payable under this letter agreement such Federal, state, local, foreign or other taxes as are required to be withheld pursuant to any applicable law or regulation.
10.    Assignment. This letter agreement is personal to you and, without the prior written consent of Parent, will not be assignable by you otherwise than by will or the laws of descent and distribution, and any assignment in violation of this letter agreement will be void. Notwithstanding the foregoing sentence, this letter agreement and all of your rights hereunder will inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, permitted assignees, devisees and legatees.

11.    Amendment/Waiver. No provisions of this letter agreement may be amended, modified, waived or discharged except by a written document signed by you and a duly authorized officer of Parent. The failure of a party to insist upon strict adherence to any term of this letter agreement on any occasion will not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this letter agreement.
12.    Entire Agreement. This letter agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto. None of the parties will be liable or bound to any other party in any manner by any representations and warranties or covenants relating to such subject matter except as specifically set forth herein.
13.    Governing Law; Waiver of Jury Trial. The validity, interpretation, construction and performance of this letter agreement will be governed by the laws of the State of New York (without giving effect to any otherwise applicable conflicts of law principles). EACH PARTY HERETO IRREVOCABLY AGREES TO WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS LETTER AGREEMENT.
14.    Section 409A Compliance. It is intended that the provisions of this letter agreement comply with, or are exempt from, Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (“Section 409A”), and all provisions of this letter agreement will be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. In the event Parent determines the payments to which you could become entitled under this letter agreement constitute “nonqualified deferred compensation” under Section 409A and that the terms of this letter agreement do not comply with Section 409A, Parent will negotiate with you reasonably and in good faith to amend the terms of this letter agreement such that they comply (in a manner that attempts to minimize the economic impact of such amendment on you and Parent) within the time period permitted by the applicable Treasury Regulations.
15.    Counterparts. This letter agreement may be executed in two or more counterparts (including by facsimile or PDF), each of which will be deemed an original but all of which together will constitute one and the same instrument.
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IN WITNESS WHEREOF, the parties hereto have executed this letter agreement effective as of the day and year first written above.
THE WASHINGTON POST COMPANY

By: /s/ Ann McDaniel____
Name: Ann McDaniel
Title: Senior Vice President

Accepted and agreed as of this 1st day of October, 2013:

__/s/ Katharine Weymouth__
Katharine Weymouth

Schedule A

Restricted Shares (other than Executive’s Special Award, the treatment of which is specified in Paragraph 6(b) of the letter agreement)

1.	1,500 Restricted Shares scheduled to vest December 2013 – Vested at Closing

2.	5,000 Restricted Shares from 2011-14 cycle – 75% Vested at Closing (3,750). 25% Forfeited at Closing (1,250)

3.	2,500 Restricted Shares from 2013-16 cycle – Forfeited at Closing

Stock Options

1.	6,000 previously vested

2.	750 unvested options scheduled to vest December 2013 – Vested at Closing

3.	250 unvested options scheduled to vest December 2014 – Forfeited at Closing